EXHIBIT 99.1

[BLUEGREEN LOGO]

CONTACT:                            -OR-             INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation                                The Equity Group Inc.
John Chiste                                          Devin Sullivan
Chief Financial Officer                              (212) 836-9608
(561) 912-8010                                       dsullivan@equityny.com
john.chiste@bxgcorp.com                              Adam Prior
                                                     (212) 836-9606
                                                     aprior@equityny.com

                              FOR IMMEDIATE RELEASE

      BLUEGREEN CORPORATION REPORTS RECORD FIRST QUARTER FINANCIAL RESULTS

Q1 2004 vs. Q1 2003 Highlights

      o     Net income increased 121% to $4.7 million, or $.17 per diluted share

      o     Bluegreen(R)Resorts sales rose 19% to $53.1 million

      o     Communities sales up 92% to $33 million

      o     Total operating revenues increased 33% to $107.2 million

Boca Raton, FL - April 26, 2004 - Bluegreen Corporation (NYSE: BXG), a leading U.S. developer and marketer of drive-to vacation ownership resorts ("Bluegreen Resorts") and planned residential and golf communities ("Bluegreen Communities"), today announced record financial results for the first quarter of 2004 (see attached tables).

George F. Donovan, President and Chief Executive Officer of Bluegreen, commented, "Resorts sales, Communities sales and net income for the three months ended March 31, 2004 established new first quarter records. Sales at Bluegreen Resorts were higher due to an expanded portfolio of quality properties, the success of our marketing programs and the continued growth of the Bluegreen Vacation Club(R). Bluegreen Communities sales nearly doubled, reflecting the sales at several properties opened during 2003, as well as sales of homesites in existing Communities."

Bluegreen Corporation                                                     Page 2
April 26, 2004


RECORD NET INCOME

Net income for the first quarter of 2004 rose 121% to a first quarter record $4.7 million, or $.17 per diluted share, on approximately 30.3 million weighted average common and common equivalent shares outstanding ("shares outstanding"), compared to net income of $2.1 million, or $.09 per diluted share, on approximately 24.7 million shares outstanding, for the same period last year.

RECORD RESORTS AND COMMUNITIES RESULTS

Resorts sales in the first quarter of 2004 increased 19% to a record $53.1 million from $44.6 million in the same period last year. Higher sales in these periods were due primarily to continued same-resort sales increases at a majority of Bluegreen's properties together with contributions from sales offices at The Fountains(TM) resort in Orlando, FL, Grande Villas at World Golf Village(R) in St. Augustine, FL and an offsite sales office in Harbor Springs, MI, each of which were opened after the first quarter of 2003.

Communities sales in the first quarter of 2004 increased 92% to a record $33.0 million from $17.2 million in the same period last year. This increase was due primarily to strong sales at Bluegreen Golf Communities such as Traditions of Braselton(TM), located near Atlanta, GA, and Sanctuary Cove at St. Andrews Sound, located among Georgia's Golden Isles, which opened for sales in April 2003 and December 2003, respectively. New properties in Texas that opened subsequent to the first quarter of 2003, such as Quail Springs Ranch(TM) near Dallas/Fort Worth and Mountain Springs Ranch(TM) located minutes from San Antonio, also contributed to higher Communities sales. Recognition of Communities sales was impacted by the effect of percentage-of-completion accounting. As of March 31, 2004, approximately $29.8 million and $12.5 million of Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is anticipated that these amounts will be recognized in future periods ratably with the development of the projects.

Total positive net interest spread (interest income less interest expense) was $1.0 million in the first quarter of 2004 as compared to $751,000 in the first quarter of 2003. Interest expense rose primarily as a result of debt incurred in connection with property acquisitions subsequent to the first quarter of 2003. Interest income increased primarily as a result of a higher average portfolio of vacation ownership notes receivable during the first quarter of 2004 compared to the same period one year ago.

Bluegreen Corporation                                                     Page 3
April 26, 2004


OPERATING EFFICIENCIES

Although total sales for the first quarter of 2004 increased 40%, selling, general and administrative expenses as a percentage of total sales declined to 59% from 63% in the same period last year; selling, general and administrative expenses as a percentage of total operating revenues also declined to 47% from 49% in the comparable prior year period.

FINANCIAL POSITION

Bluegreen's balance sheet at March 31, 2004 reflected a book value of $7.64 per share, compared to a book value of $7.50 per share at December 31, 2003, and a debt-to-equity ratio of 1.19:1, as compared to 1.38:1 at December 31, 2003. From December 31, 2003 through March 31, 2004, holders of $3.2 million in principal amount of Bluegreen's 8.25% Convertible Subordinated Debentures due 2012 voluntarily converted their holdings into shares of the Company's common stock at a conversion price of $8.24 per share.

ABOUT BLUEGREEN CORPORATION

Bluegreen is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential homesites. Bluegreen Resorts are located in a variety of popular vacation destinations, including: Marathon, Florida; Orlando, Florida; Ormond Beach, FL; St. Augustine, Florida; Surfside, Florida; the Smoky Mountains of Tennessee; Myrtle Beach, South Carolina; Charleston, South Carolina; Wisconsin Dells, Wisconsin; Gordonsville, Virginia; Branson, Missouri; Ridgedale, Missouri; Boyne Falls, Michigan; and Aruba, while its Bluegreen Communities operations are predominantly located in the Southeastern and Southwestern United States.

This press release contains forward-looking statements and the Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 in connection with these statements. Statements contained herein are not statements of historical fact may be deemed forward-looking statements. The words "believe," "expect," "intend," "anticipate," "project," "may," "should," "designed to," "estimate," "hope," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Future events could differ materially from those set forth in, contemplated by, or underlying such forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the following: that sales and marketing strategies will not be as successful as anticipated, new properties may not be successful, that the cost of or the Company's estimates of the total anticipated cost of its real estate projects increase and therefore adversely impact profits including the profits recognized under the percentage-of-completion method of accounting, that the Company's sources of financing may not be available or prove to be sufficient, that the efficiency of the Company's operations may decrease and net income may decrease and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-K filed on March 29, 2004 and its Quarterly Report on Form 10-Q to be filed on or before May 17, 2004.

                                  ### #### ###

Bluegreen Corporation                                                     Page 4
April 26, 2004


                              BLUEGREEN CORPORATION
                    Condensed Consolidated Income Statements
                        (In 000's, Except Per Share Data)

                                                                     Three Months Ended
                                                                     ------------------
                                                                         (Unaudited)

                                                                    March 31,   March 31,
                                                                      2004         2003
                                                                    ---------   ---------
REVENUES:
Bluegreen Resorts sales                                             $ 53,147     $44,562
Bluegreen Communities sales                                           33,044      17,220
                                                                    --------     -------
Total sales of real estate                                            86,191      61,782
Other resort and communities operations revenue                       13,625      13,212
Interest income                                                        5,021       3,755
Gain on sale of notes receivable                                       2,380       1,561
Other income                                                              --         572
                                                                    --------     -------
Total operating revenues                                             107,217      80,882
                                                                    --------     -------

EXPENSES:
Cost of sales of real estate:
    Bluegreen Resorts                                                 10,859       9,640
    Bluegreen Communities                                             18,381       9,420
                                                                    --------     -------
Total cost of sales of real estate                                    29,240      19,060
Cost of other resort and communities operations                       13,760      14,147
Selling, general and administrative expense                           50,675      39,230
Interest expense                                                       3,999       3,004
Provision for loan losses                                                870       1,526
Other expense                                                            201          --
                                                                    --------     -------
Total operating expenses                                              98,745      76,967
                                                                    --------     -------
Income before minority interest and provision
    for income taxes                                                   8,472       3,915
Minority interest in income of consolidated subsidiary                   829         457
                                                                    --------     -------
Income before provision for income taxes                               7,643       3,458
Provision for income taxes                                             2,943       1,331
                                                                    --------     -------

Net income                                                          $  4,700     $ 2,127
                                                                    ========     =======

Net income per share:
   Basic:                                                           $   0.19     $  0.09
                                                                    ========     =======
   Diluted:                                                         $   0.17     $  0.09
                                                                    ========     =======

Weighted average number of common and common equivalent shares:
     Basic                                                            25,190      24,588
                                                                    ========     =======
     Diluted                                                          30,319      24,687
                                                                    ========     =======

Bluegreen Corporation                                                     Page 5
April 26, 2004

                              BLUEGREEN CORPORATION
                      Condensed Consolidated Balance Sheets
                                   (in 000's)

                                                      March 31,     December 31,
                                                        2004            2003
ASSETS                                               (Unaudited)

Cash and cash equivalents (unrestricted)              $ 39,297       $ 39,491
Cash and cash equivalents (restricted)                  40,193         33,540
Contracts receivable, net                               41,155         25,522
Notes receivable, net                                   80,731         94,194
Other assets                                            32,119         33,364
Inventory, net                                         212,016        219,890
Retained interests in notes receivable sold             66,549         60,975
Property and equipment, net                             65,874         63,430
                                                      --------       --------
Total assets                                          $577,934       $570,406
                                                      ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable, accrued liabilities and other       $ 69,244       $ 59,158
Deferred income                                         24,352         18,646
Deferred income taxes                                   46,652         43,924
Lines-of-credit and notes payable                       94,138        112,779
10.50% senior secured notes payable                    110,000        110,000
8.25% convertible subordinated debentures               31,126         34,371
                                                      --------       --------
Total liabilities                                      375,512        378,878

Minority interest                                        5,465          4,648

Total shareholders' equity                             196,957        186,880
                                                      --------       --------
   Total liabilities and shareholders' equity         $577,934       $570,406
                                                      ========       ========